EXHIBIT 99


           Greg Manning Auctions Reports Record First Quarter Results

    Aggregate Sales Increase 58%, Revenue Up 39%, Pre-Tax Income Climbs 214%

WEST CALDWELL, NJ, November 4, 2004 - Greg Manning Auctions, Inc. (Nasdaq: GMAI) today announced record financial results for the fiscal 2005 first quarter ended September 30, 2004.

Aggregate sales, which includes inventory sales plus consignment sales, increased 58% to $65.2 million, up from $41.3 million in last year's first quarter. Revenue, which includes inventory sales plus commission income, rose to $48.1 million, up 39% from the prior year's first quarter results of $34.5 million. Pre-tax income for the fiscal 2005 first quarter was $9.1 million, a 214% increase over the $2.9 million achieved in the similar period in fiscal 2004. Net income for the first quarter was $5.1 million, up 104% from $2.5 million achieved in the first quarter last year. Earnings per share on a fully diluted basis were $0.18 up 29%, compared to $0.14 posted in the comparable period of the prior year. EBITDA earnings per share reached $0.33, up 83% from $0.18 in the first quarter of fiscal 2004.

Greg Manning, First Vice Chairman, CEO and President, stated, "Our record first quarter results exceeded projections. Fiscal 2005 first quarter sales to our majority shareholder, Afinsa Bienes Tangibles, S.A., under our exclusive supplier agreement, contributed 33% of our aggregate sales, down as a percentage of total sales from the fiscal 2004 average of 40%. In fiscal 2005 and beyond, we expect continued steady growth in our non-Afinsa related businesses, as we fully develop the synergies and ultimate potential of the 11 acquisitions completed in fiscal 2004."

Manning continued, "In the first quarter, the company conducted 5 live `event' auctions for both coins and stamps, as well as 45 additional Internet auctions. Gross profit in the first quarter was $17.2 million, or 35.8% of revenue, compared to $7.5 million or 21.6% of revenue, in the same period a year ago. We look forward to another strong performance in our current second quarter, which has commenced with the first of a series of auctions of the famed Edward M. Gilbert collections. The Gilbert Newfoundland collection, sold by H.R. Harmer of New York on October 22, 2004, carried a pre-sale estimate of $552,000 and realized $773,000 or 40% over the estimate, with a 100% sell through rate. Part II of the Gilbert collection, France & Colonies, will be sold in Monaco on December 4-7, 2004, as will the John R. Boker Jr. collection of the Reunion Islands. These auctions are estimated to realize in excess of $2.1 million. The first Bowers & Merena 2nd quarter coin auction, held October 29, 2004, achieved aggregate sales of $5.4 million; their next coin auction will be held December 1-4 in conjunction with the Baltimore Coin and Currency Convention. In addition, Greg

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Manning Auctions will hold a major specialized auction of intact stamp collections valued at $2 million on December 11, 2004 in New Jersey. Combined, we have a record number of major auctions scheduled in our second quarter. Consignments for our third and fourth quarter auctions are also strong, including additional sections of the Gilbert collections and a major Hong Kong auction."

Greg Manning Auctions will host its first quarter conference call for fiscal 2005 today at 10:00 a.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to a live webcast of the conference call, please go to www.gregmanning.com. Participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Those without web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are 800.659.2056 for domestic callers and 617.614.2714 for international callers. The participant pass-code for both is 27620345.

After the live webcast, the call will remain available on Greg Manning's Web site, www.gregmanning.com, for a period of time. In addition, a telephonic replay of the call will be available. The replay dial-in numbers are
888.286.8010 for domestic callers and 617.801.6888 for international callers. The pass-code code is 62904957.


About Greg Manning Auctions, Inc.
- ---------------------------------
Greg Manning Auctions, Inc. is a global collectibles merchant and auction house network, with operations in North America, Europe and Asia and on the Internet. This network was created in September 2003 when GMAI and Auctentia, S.L. effectively integrated their auction businesses, creating a GMAI-AUCTENTIA global collectibles auction network.

In North America, GMAI is a leading traditional and e-commerce - Internet, interactive telephone, and Internet and live simulcast - auctioneer and merchant/dealer of collectibles. Coins, stamps and sports cards are offered at www.gregmanning.com and www.teletrade.com. Its operations include the Greg Manning Auctions division, Ivy & Manning Philatelic Auctions, H.R. Harmer of New York, Greg Manning Galleries, Spectrum Numismatics, Teletrade, Nutmeg Stamp Sales, Superior Sports Auctions, Bowers & Merena Galleries and Kingswood Coin Auctions.

In Europe, the leading auction houses affiliated with the network are Auctentia Subastas of Madrid, Spain (operating under the name "Afinsa Auctions"); Corinphila Auktionen of Zurich, Switzerland (65% owned by GMAI); and the Koehler group of auction companies of Berlin (66.67% owned by GMAI) and Wiesbaden, Germany.

GMAI also owns GMAI Auctentia Central de Compras (CdC) of Madrid, Spain, which is engaged in the sale, marketing and production of owned and third-party collectibles, with an emphasis on specialized philatelic material.

Both GMAI and CdC currently act as exclusive supplier of collectibles - primarily stamps and coins - on a worldwide basis to Afinsa Bienes Tangible, S.A. of Madrid, Spain, one of the world leaders in marketing tangible investment products, and GMAI's majority shareholder.

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Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors that may cause such differences include changes in market conditions, changes in economic environment, competitive factors and the other factors discussed in the "forward-looking information" or "risk factors" sections included in GMAI's filings with the Securities and Exchange Commission, including GMAI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, prospectuses and other documents that GMAI has filed with the Commission. In particular, any statement related to GMAI's expected revenues or earnings or GMAI's being well positioned for future profitability and growth are forward-looking statements. The words "should," "believe," "estimate," "expect," "intend," "anticipate," "foresee," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. GMAI undertakes no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.



                                 Tables follow:

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                           GREG MANNING AUCTIONS, INC.

                  Condensed Consolidated Statements of Earnings
                    For the Three months ended September 30,
                        (thousands except per share data)
                                   (Unaudited)


                                                         2003            2004
                                                       --------        --------

Aggregate Sales                                        $ 41,296        $ 65,242

 Operating Revenues
    Sales of inventory                                 $ 21,523        $ 22,970
    Sales of inventory - related party                   10,678          21,618
    Commissions earned                                    2,286           3,502
                                                       --------        --------
       Total Revenues                                    34,487          48,090

 Cost of merchandise sold                                27,025          30,928
                                                       --------        --------
       Gross profit                                       7,462          17,162

 Operating Expenses
    General and Administrative                            2,011           3,658
    Salaries and Wages                                    1,887           3,316
    Depreciation and Amortization                           144             276
    Marketing                                               379             799
                                                       --------        --------
    Total Operating Expenses                              4,421           8,049
                                                       --------        --------
       Operating Income (Loss)                            3,041           9,113
                                                       --------        --------

 Other Income (Expense)                                      17             (20)
 Interest Income                                             15             230
                                                                           (256)
 Interest Expense                                          (209)           (256)
                                                       --------        --------
    Income before income taxes                            2,864           9,067
 Provision for income taxes                                 406           3,933
                                                       --------        --------
 Net Income                                            $  2,458        $  5,134
                                                       ========        ========

EBITDA                                                 $  3,217        $  9,599
                                                       ========        ========

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                                                            Three Months Ended
                                                               September 30,
       Earnings per Share Schedule                           2003          2004
                                                           -------       -------

 Net Income                                                $ 2,458       $ 5,134
                                                           =======       =======

EBITDA                                                     $ 3,217       $ 9,599
                                                           =======       =======

 Basic Earnings (Loss) per Share
    Weighted average shares outstanding                     16,165        27,359
                                                           =======       =======
    Basic earnings (loss) per share                        $  0.15       $  0.19
                                                           =======       =======
    EBITDA earnings (loss) per share                       $  0.20          0.35
                                                           =======       =======

 Diluted Earnings (Loss) per Share
    Weighted average shares outstanding                     17,473        28,767
                                                           =======       =======
    Diluted earnings (loss) per share                      $  0.14       $  0.18
                                                           =======       =======
    EBITDA earnings (loss) per share                       $  0.18       $  0.33
                                                           =======       =======


                                                             Three Months Ended
                                                                September 30,
       EBITDA  Reconciliation Schedule                       2003          2004
                                                           -------       -------

 Net Income (Loss):                                        $ 2,458       $ 5,134
    Plus:
    Interest expense                                           209           256
    Provision for income taxes                                 406         3,933
    Depreciation                                               144           276
                                                           -------       -------
EBITDA                                                     $ 3,217       $ 9,599
                                                           =======       =======